EXHIBIT 5


                       [LETTERHEAD OF SANDRO SORDI, ESQ.]

                                   May 10, 2005



RS Group of Companies, Inc.
200 Yorkland Boulevard, Suite 200
Toronto, Ontario, Canada M2J 5CI

Re:   RS Group of Companies, Inc. - Registration Statement on Form SB-2


Ladies and Gentlemen:

I am Secretary and General Counsel of RS Group of Companies, Inc., a corporation organized under the laws of the State of Florida (the "Company"). I am rendering this opinion in connection with the registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), of common stock, no par value per share, of the Company (the "COMMON STOCK") in the aggregate amount of 22,650,000 shares of Common Stock (the "SHARES") to be offered and sold by certain securities holders of the Company (the "SELLING STOCKHOLDERS").

Post-Effective Amendment No. 3 to the Registration Statement on Form SB-2, Registration No. 333-115433 (the "REGISTRATION STATEMENT"), relates to up to 22,650,000 Shares in connection with the resale by the Selling Stockholders of:
(i) up to 10,725,000 of the Shares that may be issued upon conversion of shares of Series B Convertible Preferred Stock that were issued in a private placement that closed on April 28, 2004 (the "SERIES B PREFERRED STOCK"); (ii) up to 10,725,000 of the Shares that may be issued upon exercise of certain warrants issued in connection with the Series B Preferred Stock private placement (5,362,500 of the Shares issuable upon the exercise of the Company's outstanding three-year Common Stock purchase warrants having an exercise price of $1.50 per share (the "B-1 WARRANTS") and 5,362,500 of the Shares issuable upon the exercise of the Company's outstanding three-year Common Stock purchase warrants having an exercise price of $2.25 per share (the "B-2 WARRANTS")); (iii) 500,000 of the Shares that have been issued to Ardent Advisors, LLC (the "ARDENT COMMON SHARES") and (iv) 700,000 of the Shares that have been issued to The Del Mar Consulting Group, Inc. (the "DEL MAR COMMON SHARES").

In rendering the opinions set forth herein, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

         (a) The Articles of Incorporation of the Company, as amended to date, certified as true and correct by the Secretary of State of the State of Florida;

         (b) The Bylaws of the Company, as amended to date certified as true and correct by the Secretary of the Company;

         (c) A Good Standing Certificate for the Company, issued by the Secretary of State of the State of Florida on May 10, 2005, a copy of which is attached to this letter;

         (d) A copy of the Certificate of Designation for the Series B Preferred, with Articles of Correction filed on April 28, 2004 as certified by the Secretary of State of Florida;

         (e) A copy of the Unanimous Consent of the Board of Directors of the Company dated April 28, 2004 with respect to the designation of the Series B Preferred Stock and the terms and conditions thereof and the approval of the above mentioned private placement and the sale and issuance of the Series B Preferred Stock, the B-1 Warrants and the B-2 Warrants;

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         (f) A copy of the Unanimous Consent of the Board of Directors of the
Company dated July 16, 2004 with respect to the authorization of the issuance of the Ardent Common Shares and the Del Mar Common Shares;

         (g) A copy of the computerized print-out of Interwest Transfer Company, Inc., the Company's transfer agent, showing the issued and outstanding stock of each stockholder of record for the Company's Common Stock (copy certified as of April 20, 2005), Series A Convertible Preferred Stock (copy certified as of April 20, 2005), and the Series B Preferred Stock (copy certified as of April 20, 2005);

         (h) A copy of the Registration Statement with exhibits; and

         (i) Such other documents as I have deemed relevant and necessary as a basis for the opinions provided herein.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified or photocopies, the authenticity of the originals of such latter documents, the accuracy and completeness of all documents and records reviewed by me, the accuracy, completeness and authenticity of each certificate issued by any government official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate.

As to any facts material to my opinions expressed herein, I have relied upon a certificate of the President of the Company with respect to certain factual matters. I have also made such examination of and opine upon Florida law as I have deemed necessary for purposes of the opinions provided herein.

Based upon my examination and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that:

         1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Florida with full corporate power to own, lease and operate its properties and to conduct its business as described in the Registration Statement.

         2. The Series B Preferred Stock have been duly authorized by all necessary corporate action, have been validly issued and are fully paid and non-assessable.

         3. The B-1 Warrants and the B-2 Warrants have been duly authorized by all necessary corporate action and have been validly issued.

         4. The Ardent Common Shares and the Del Mar Common Shares have been duly authorized by all necessary corporate action, have been validly issued and are fully paid and non-assessable.

         5. 10,725,000 of the Shares issuable upon the conversion of the Series B Preferred Stock, 5,362,500 of the Shares issuable upon the exercise of the B-1 Warrants and 5,362,500 of the Shares issuable upon the exercise of the B-2 Warrants have been duly authorized and reserved for issuance and, when delivered upon conversion or against payment in full, as provided in the Certificate of Designation for the Series B Preferred Stock or the respective warrant certificates for the B-1 Warrants or the B-2 Warrants, as applicable, will be validly issued, fully paid and non-assessable.

I hereby consent to the Company's filing of this legal opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof, and I expressly disclaim any obligation to update or supplement our opinions or statements of belief contained herein to reflect any facts or circumstances that may hereafter come to my attention or any changes in laws that may hereafter occur.

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In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder, nor do I admit that I am an expert with respect to any part of the Registration Statement or prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act or the rules and regulations thereunder.


                                                     Yours truly,


                                                     /s/ SANDRO SORDI, ESQ.
                                                     ---------------------------
                                                         Sandro Sordi, Esq.























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